Exhibit 99.1

February 21, 2014

SOLITARIO ANNOUNCES COMMITMENTS FOR $1,680,000 PRIVATE PLACEMENT

Denver, Colorado: Solitario Exploration & Royalty Corp. (“Solitario;” NYSE MKT: XPL; TSX: SLR) announces that it has received irrevocable commitments to purchase shares of Solitario common stock in a private placement conducted by Solitario (the “Offering”). Solitario received the first such commitment on February 17, 2014. In total, Solitario received commitments to purchase 1,600,000 shares of common stock (the “Shares”) at US $1.05 per share for aggregate consideration of $1,680,000 in the Offering. Solitario retained a placement agent in connection with the portion of the Offering conducted in Canada and has agreed to pay such placement agent a fee of $50,000 for the sale effected to the single Canadian investor that participated in the Offering.

The Board of Directors of Solitario on February 17, 2014 unanimously approved the terms of the Offering including the pricing based upon an analysis of the prior five-day average closing price of Solitario’s common stock on the NYSE MKT of $1.08 per share.

The Shares have not been registered under the Securities Act of 1933, as amended, (the “1933 Act”) and all offers and sales effected within the United States or to U.S. persons Solitario relied on the exemptions from registration set forth in Section 4(a)(2) under 1933 Act and Rule 506(b) promulgated thereunder. Solitario received an irrevocable commitment from a single Canadian investor in the Offering and such offer and sale was effected outside the United States pursuant to Regulation S promulgated under the 1933 Act. The Shares may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. In addition the Shares will contain a legend prohibiting sales in Canada for a period of four months from the date of the closing of the Offering. No officers, directors or other affiliates of Solitario participated in the Offering.

The closing of the Offering is subject to the filing of additional listing applications with the NYSE MKT and the Toronto Stock Exchange, (collectively the “Exchanges”) and to all necessary approvals of the Exchanges.